Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258942
Prospectus Supplement No. 6
(To Prospectus dated March 30, 2022)
Doma Holdings, Inc.
UP TO 17,333,333 SHARES OF COMMON STOCK ISSUABLE UPON
THE EXERCISE OF WARRANTS
UP TO 265,389,572 SHARES OF COMMON STOCK
UP TO 5,833,333 WARRANTS
This prospectus supplement updates, amends and supplements the prospectus dated March 30, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258942). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 17,333,333 shares of common stock that are issuable upon the exercise of the warrants consisting of (i) up to 11,500,000 shares of common stock that are issuable upon the exercise of the public warrants and (ii) up to 5,833,333 shares of common stock that are issuable upon the exercise of the private placement warrants and (2) the offer and sale, from time to time, by the Selling Securityholders identified in the Prospectus, or their permitted transferees, of (a) up to 265,389,572 shares of common stock, consisting of (i) up to 10,309,215 PIPE shares; (ii) up to 224,250,982 of Old Doma stockholder shares; (iii) up to 5,302,659 Sponsor shares; (iv) up to 5,833,333 shares of common stock issuable upon the exercise of the private placement warrants; (v) up to 1,024,912 shares of exchanged restricted common stock; (vi) up to 4,602,844 shares of common stock reserved for issuance upon the exercise of options; (vii) up to 12,739,963 Earnout Shares; and (viii) up to 1,325,664 Sponsor Covered Shares and (b) up to 5,833,333 private placement warrants.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Please keep this prospectus supplement with your Prospectus for future reference.
We are a “smaller reporting company” and “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced reporting requirements.
Doma Holdings, Inc.’s common stock and warrants are quoted on the New York Stock Exchange under the symbols “DOMA” and “DOMA.WS,” respectively. On July 20, 2022, the closing prices of our common stock and warrants were $0.85 and $0.10, respectively.
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 21, 2022
_________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 19, 2022

DOMA HOLDINGS, INC.

(Exact name of Registrant, as specified in its charter)

Delaware	001-39754	84-1956909
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 Mission Street, Suite 740
San Francisco, California 94105
(Address of principal executive offices) (Zip code)

650-419-3827
(Registrant's telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	DOMA	The New York Stock Exchange
Warrants to purchase common stock	DOMA.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2022, the board of directors of Doma Holdings, Inc. (the “Company”) promoted Mike Smith, age 55, an executive officer of the Company and the Company’s Chief Accounting Officer and Acting Chief Financial Officer, to serve as the Company's full-time Chief Financial Officer. In connection with Mr. Smith’s new full-time role, he will receive an annual base salary of $375,000, effective to July 11, 2022, with a target annual cash incentive opportunity equal to 75% of his annual base salary (subject to performance and the Company’s discretion). Additionally, in connection with this promotion Mr. Smith received a special one-time equity award of 700,000 restricted stock units (“RSUs”) pursuant to the Company’s Omnibus Incentive Plan (the “Plan”). The RSUs are subject to the same terms and conditions applicable to RSUs granted to other senior executives under the Company’s Plan.
Mr. Smith has also entered into an employment agreement with the Company that is substantially similar to the employment agreements entered into by the Company with its other executive officers. A general description of the terms of the employment agreement is included in Part III, Item 11 of the Company’s annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 4, 2022 (the “2021 Form 10-K”), under the heading “Company Executive Compensation – Employment Agreements” and such description is incorporated by reference in this Current Report on Form 8-K. The foregoing description of the terms of the employment agreement is qualified in its entirety by reference to the full text of Mr. Smith’s employment agreement, which is filed as Exhibit 10.1 and incorporated by reference in this Current Report on Form 8-K.
Upon his promotion, Mr. Smith is also eligible to participate in the Company’s Executive Severance Plan. A description of the Executive Severance Plan is included in Part III, Item 11 of the 2021 Form 10-K under the heading “Company Executive Compensation – Executive Severance Plan” and such description is incorporated by reference in this Current Report on Form 8-K. The foregoing description of the terms of the Executive Severance Plan is qualified in its entirety by reference to the full text of Company’s Executive Severance Plan, which was filed as Exhibit 10.45 to the Company’s Amendment No. 2 to the Registration Statement Form S-4 (File No. 333-254470) with the SEC on June 15, 2021 and incorporated by reference in this Current Report on Form 8-K.
Information concerning Mr. Smith’s professional experience, education, compensation (other than as provided for herein) and other information required by Item 5.02(c) of Current Report on Form 8-K is disclosed in the Current Reports on Form 8-K filed by the Company with the SEC on August 19, 2021 (the “August 2021 8-K”) and on April 7, 2022 (the "April 2022 8-K") and is hereby incorporated by reference.
Mr. Smith has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, has no arrangement or understanding between him and any other person required to be disclosed pursuant to Item 401(b) of Regulation S-K and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.
Item 7.01 Regulation FD Disclosure
On July 21, 2022, the Company issued a press release related to the foregoing. The press release is furnished as Exhibit 99.1 and incorporated by reference herein.
The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.
10.1	Employment Agreement between Doma Holdings, Inc. and Mike Smith
99.1*	Press Release Date July 21, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2022

By:	/s/ Eric Watson
Name:	Eric Watson
Title:	General Counsel & Secretary

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